UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: September 14, 2017

SMARTFINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Tennessee	333-203449	62-1173944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Kingston Pike, Suite 600 Knoxville, Tennessee		37919
(Address of Principal Executive Offices)		(Zip Code)

(865) 437-5700
(Registrant’s telephone number, including area code) N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

On September 14, 2017, SmartFinancial, Inc. (the “Company”) held a special meeting of shareholders. There were 8,221,761 shares of Company common stock issued and outstanding as of close of business on July 14, 2017, the record date. Of these, 5,735,831 shares voted either in person or by proxy, representing 69.76% of the shares entitled to vote at the special meeting. The Company’s shareholders approved (i) the Agreement and Plan of Merger, (the “Agreement”) dated May 22, 2017, by and among the Company, SmartBank, Capstone Bancshares, Inc., and Capstone Bank (which we refer to as the “Merger Proposal”), and (ii) one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”). The final voting results for the two proposals are set forth below:

Proposal 1 – Approval of the Merger Proposal

For	Against	Abstain	Broker Non-Votes
5,734,156	25	1,650	0

Proposal 2 – Approval of the Adjournment Proposal

For	Against	Abstain	Broker Non-Votes
5,578,884	153,889	3,058	0

Item 8.01    Other Events.

On September 19, 2017, the Company and Capstone Bancshares, Inc. issued a joint press release announcing that the shareholders of the Company and the shareholders of Capstone Bancshares, Inc., at separate special shareholders meetings, had approved the Agreement and the proposals to adjourn the special meetings, if necessary. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Joint press release of SmartFinancial, Inc. and Capstone Bancshares, Inc., dated September 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTFINANCIAL, INC.

Date: September 20, 2017
/s/ William Y. Carroll Jr.
William Y. Carroll, Jr.
President & Chief Executive Officer

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